Exhibit 10.1

KEYCORP

ANNUAL PERFORMANCE PLAN

1.	Purpose. The purpose of the KeyCorp (the “Company”) Annual Performance Plan (the “Plan”) is to promote the profitable growth of the Company by:

(a)	Providing rewards for achieving specified performance goals.

(b)	Recognizing corporate, business unit and individual performance and achievement.

(c)	Attracting, motivating and retaining superior executive talent.

2.	Administration. The Compensation Committee (the “Committee”) will approve the goals, participation, target bonus awards, actual bonus awards, timing of payment and other actions necessary to the administration of the Plan, based on the recommendations of senior management. It is the responsibility of senior management of the Company to execute the provisions of the Plan in accordance with the Committee’s directions.

3.	Participation. The participant group will consist of the Chief Executive Officer and any officer of the Company reporting directly to the Chief Executive Officer.

4.	Establishment of Incentive Opportunities.

(a)	On or before March 30 of each year, the Committee shall select objective performance goals (the “Corporate Performance Goals”) to be used in determining an aggregate amount to be distributed under the Plan (the “Aggregate Incentive Opportunity”). The Aggregate Incentive Opportunity will be a dollar amount calculated by reference to specified levels of, growth in, or ratios involving, the Corporate Performance Goals, which may include any one or more of the following:

(i)	Earnings per share

(ii)	Total revenue

(iii)	Net interest income

(iv)	Noninterest income

(v)	Net income

(vi)	Net income before tax

(vii)	Noninterest expense

(viii)	Efficiency ratio

(ix)	Return on equity

(x)	Return on assets

(xi)	Economic profit added

(xii)	Loans

(xiii)	Deposits

(xiv)	Tangible Equity

(xv)	Assets

(xvi)	Net Charge-Offs

(xvii)	Nonperforming assets

The Corporate Performance Goals may be described in terms of Company-wide objectives or objectives that are related to the performance of any subsidiary, division, department, or region of, or function with, the Company. The Corporate Performance Goals may be made relative to the performance of other corporations.

(b)	On or before March 30 of each year, the Committee will assign a percentage share of the Aggregate Incentive Opportunity to each participant (the “Individual Incentive Opportunity”). The sum of all Individual Incentive Opportunities will not exceed 100% of the Aggregate Incentive Opportunity. No participant will be assigned an Individual Incentive Opportunity of greater than $7,500,000.

(c)	A participant’s Individual Incentive Opportunity in any year is the maximum amount that a participant can receive under this Plan in that year. Whether or not a participant will receive all or any portion of his or her Individual Incentive Opportunity will be based on the achievement of corporate and business unit financial and strategic objectives established for the year (which may be based on the Corporate Performance Goals selected for the year, any of the other performance goals listed above or any other measure) and on the achievement of individual goals (collectively, the “Individual Performance Goals”). The Committee will establish the Individual Performance Goals, including the relative allocations to corporate, business unit and individual performance annually for each participant.

5.	Award Determination.

(a)	At the end of each year, the Committee will determine the Aggregate Incentive Opportunity based on the results of the Corporate Performance Goals.

(b)	At the end of each year, the Committee will assess each participant’s performance against the Individual Performance Goals and will make a determination as to whether, and to what extent, the goals have been achieved. Based on this assessment, the Committee will determine whether the participant is entitled to all of his or her Individual Incentive Opportunity or whether a lesser amount (or none at all) has been earned.

6.	Bonus Payments. Awards under the Plan will be paid in cash not later March 15 of each year, provided that the provisions of the Company’s Annual Incentive Plan as they relate to Automatic Deferral shall apply to awards hereunder and further provided that awards or portions thereof may be deferred under the Company’s Deferred Compensation Plan.

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